SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) January 22, 2001


                                   ENZON, INC.
             (Exact name of registrant as specified in its charter)






         Delaware                     0-12957                     22-237286
(State or other jurisdiction        (Commission                 (IRS Employer
     of incorporation)              File Number)                Identification)



                20 Kingsbridge Road, Piscataway, New Jersey 08854
               (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: (732) 980-4500



                                       N/A
          (Former name or former address, if changed since last report)


                                       1

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Item 5. Other Events

     FIRST PEGYLATED INTERFERON APPROVED FOR MARKETING IN THE UNITED STATES

Enzon, Inc. announced today that Schering-Plough Corporation has received U.S. Food and Drug Administration (FDA) approval for PEG-INTRON(TM) (peginterferon alfa-2b) Powder for Injection as once-weekly monotherapy for the treatment of chronic hepatitis C in patients not previously treated with alpha interferon who have compensated liver disease and are at least 18 years of age. PEG-INTRON is the first and only pegylated interferon approved for marketing in the United States. The product is expected to be available nationwide in early February 2001.

     PEG-INTRON is a longer acting form of Schering-Plough Corporation's INTRON(R) A that uses proprietary PEG technology developed by Enzon. Under Enzon's licensing agreement with Schering-Plough Corporation, Enzon is entitled to royalties on worldwide sales of PEG-INTRON and milestone payments. This approval triggers the final milestone payment of $2 million under the licensing agreement.

     PEG-INTRON is administered subcutaneously once weekly for one year. The dose should be administered on the same day of each week and may be self-administered by patients.

     The safety and efficacy of PEG-INTRON has been demonstrated in a randomized, controlled clinical study involving 1,219 adult patients with chronic hepatitis C who were not previously treated with alpha interferon. The study compared PEG-INTRON (0.5, 1.0 or 1.5 mcg/kg) administered subcutaneously once weekly to Schering-Plough's INTRON(R) A (interferon alfa-2b, recombinant) Injection (3 MIU) administered subcutaneously three times weekly. Patients were treated for 48 weeks and were followed for 24 weeks post-treatment. In the study, patients receiving the 1.0 mcg/kg dose of PEG-INTRON achieved a 24 percent treatment response rate of sustained virologic response and ALT(1) normalization as compared to a 12 percent treatment response rate in patients receiving INTRON A. The safety and efficacy of PEG-INTRON in combination with ribavirin have not been established.

     Nearly all study patients experienced one or more adverse events. The incidence of serious adverse events was similar (about 12 percent) in all treatment groups. The most common adverse events associated with PEG-INTRON were "flu-like" symptoms, which occurred in approximately 50 percent of patients; injection site irritation or inflammation, seen in 47 percent of patients; and depression, seen in 29 percent of patients.

--------------------------------------------------------------------------------
WARNING

Alpha interferons, including PEG-INTRON, cause or aggravate fatal or life-threatening neuropsychiatric, autoimmune, ischemic, and infectious disorders. Patients should be monitored closely with periodic clinical and laboratory evaluations. Patients with persistently severe or worsening signs or symptoms of these conditions should be withdrawn from therapy. In many but not all cases these disorders resolve after stopping PEG-INTRON therapy.
--------------------------------------------------------------------------------

     PEG-INTRON, recombinant interferon alfa-2b linked to a 12,000 dalton polyethylene glycol (PEG) molecule, is a once-weekly product designed to optimize the balance between antiviral activity and elimination half-life. Schering-Plough holds an exclusive worldwide license to PEG-INTRON. Schering-Plough markets the product as PEGINTRON(TM) in the European Union, where it received marketing approval in May 2000.

     INTRON A is a recombinant version of naturally occurring alpha interferon, which has been shown to exert both antiviral and immunomodulatory effects. Schering-Plough markets INTRON A, the world's largest-selling alpha interferon, for 16 major antiviral and anticancer indications worldwide.

     Some 4 million Americans are infected with the hepatitis C virus (HCV) and approximately 70 percent of infected patients go on to develop chronic liver disease, according to the Centers for Disease Control and Prevention (CDC). Hepatitis C infection contributes to the deaths of an estimated 8,000 to 10,000 Americans each year. This toll is expected to triple by the year 2010 and exceed the number of annual deaths due to AIDS, according to the CDC. The CDC has reported that HCV-associated end-stage liver disease is the most frequent indication for liver transplantation among adults.

     Except for the historical information herein, the matters discussed in this Form 8-K include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors which are described in Enzon's Form 10-K, Form 10-Q's and Form 8-K on file with the SEC, including without limitation, risks in obtaining and maintaining regulatory approval for Enzon's products and expanded indications for such products, market acceptance of and continuing demand for Enzon's products and the impact of competitive products and pricing. The forward-looking statements included in this news release provide the information included in such statements as of the date of this news release and Enzon disclaims any duty to update any of such statements.

(1)ALT:  alanine aminotransferase,   an  enzyme  that  indicates  ongoing  liver
inflammation.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 22, 2000


                                                         ENZON, INC.
                                             -----------------------------------
                                                        (Registrant)


                                         By: /s/ KENNETH J. ZUERBLIS
                                             -----------------------------------
                                             Kenneth J. Zuerblis
                                             Vice President, Finance and Chief
                                             Financial Officer